UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934.

                                           Commission File No. 000-28267

                         HUNDRED MILE PLUS LTD., INC.
                          (formerly VDO.com, Inc.)
                       -----------------------------
           (Exact name of registrant as specified in its charter)

                Ramat Hagolan St. 13/1, Jerusalem, Israel
                            Phone# 02-5400262
      ---------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                       Common Stock, $0.001 par value
                         --------------------------
         (Title of each class of securities covered by this Form)

                                    None
                                    ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(i)      [_]
       Rule 12g-4(a)(1)(ii)     [X]        Rule 12h-3(b)(1)(ii)     [_]
       Rule 12g-4(a)(2)(i)      [_]        Rule 12h-3(b)(2)(i)      [_]
       Rule 12g-4(a)(2)(ii)     [_]        Rule 12h-3(b)(2)(ii)     [_]
                                           Rule 15d-6               [_]

     Approximate number of holders of record as of the certification or notice date: 270

     Pursuant to the requirements of the Securities Exchange Act of 1934, Wellspring Investments, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 14, 2002         HUNDRED MILE PLUS LTD., INC.

                                  By:/s/ Joshua Rabinowitz
                                  Name:  Joshua Rabinowitz
                                  Title: Chief Executive Officer